EXHIBIT 99.1

Town Sports International Holdings, Inc. Announces Proposed Initial Public Offering

New York, NY ¯ June 30, 2005 ¯ Town Sports International Holdings, Inc. (TSI) announced today that it intends to file a registration statement with the Securities and Exchange Commission for a proposed underwritten initial public offering of its common stock.

The number of shares to be offered and the price range for the offering have not yet been determined. All of the shares will be issued and sold by TSI. Certain stockholders of TSI may sell shares of common stock to cover the underwriters’ over-allotments, if any.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.